June 5, 2006

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4 in the Form 8-K dated June 5, 2006, of Clyvia Inc. filed with the Securities and Exchange Commission and are in agreement with the statements contained herein.

Yours truly,

/s/ Dohan and Company, CPA's

Dohan and Company CPAs